BLACK UNICORN FACTORY ANNOUNCES $110 MILLION STOCK-FOR-STOCK BARTER DEAL WITH BARTERVENTURES

NEWS PROVIDED BY

BLACK UNICORN FACTORY

Not published yet

The Equity Crowdsourcing Leaders

A smart new way to invest without spending a dime

$110M Deal, $20.3B Valuation, 14,000 Shareholders — BUF’s Disruptive Equity Model Goes National”

We built a system where people without money can invest and build wealth. Now, even Congress is catching up. H.R. 2799 ”

— John Stewart, CEO Black Unicorn Factory

LOS ANGELES, CA, UNITED STATES, April 21, 2025 /EINPresswire.com/ -- FOR IMMEDIATE RELEASE

BLACK UNICORN FACTORY ANNOUNCES $110 MILLION STOCK-FOR-STOCK BARTER DEAL WITH BARTERVENTURES

LOS ANGELES, CA — April 21, 2025 — Black Unicorn Factory, Inc. (BUF), the nation’s largest Black-owned business accelerator, today announced a transformative $110 million stock-for-stock barter agreement with BarterVentures, Inc., a strategic equity-based growth firm. The non-cash transaction reflects BUF's innovative capital strategy and cements its position as a dominant force in the venture development space.

The deal, executed on April 20, 2025, enables both companies to exchange common stock of equal value without cash, aligning strategic resources and boosting long-term equity value. "This agreement not only strengthens our market position but showcases how barter can be a powerful and regulatory-compliant tool for corporate growth," said Johnny Stewart, CEO and founder of Black Unicorn Factory.

BUF, which has helped more than 150 minority-owned companies reach the public markets, has pioneered a disruptive model of wealth-building for underserved communities through equity-based participation.

Task-Based Investing & the Rise of Follow Me For Equity

At the heart of BUF’s inclusive capital ecosystem is its groundbreaking mobile platform, Follow Me For Equity (FMFE). The app lets everyday individuals earn stock in pre-IPO companies by completing simple social media tasks like follows and shares, effectively investing time instead of money.

This innovation arrived just as Washington proposed a major capital access reform bill. Under H.R. 2799 — the pending Expanding Access to Capital Act now before the U.S. Senate Banking Committee — the Gig Workers Equity Compensation Act would formally recognize the issuance of stock to gig workers as a legal form of compensation. BUF's FMFE platform is already fully aligned with this vision.

"BUF anticipated where the market — and the law — was going," said Stewart. "FMFE is proof that capital markets don’t need to be cash-exclusive. We built a system where people with no money can build wealth. And now, Congress is catching up."

Strong Financials Support BUF's Billion-Dollar Valuation

BUF’s recently audited financials reflect explosive growth:

2023: $52.5 million net income on $475 million in equity

2024 (YTD): $73.5 million net income on $549 million in equity

With a pre-listing valuation of $11.3 billion and a direct listing strategy on the NYSE American, BUF now boasts a $20.3 billion valuation and a community of over 14,000 shareholders, making it one of the most impactful public companies in the equity-tech space.

About Black Unicorn Factory (BUF)

Black Unicorn Factory is the first and only Black-owned pre-IPO business accelerator focused on building wealth through equity, not debt. The company has created more than 11,000 task-based investors and is responsible for the largest creation of African American millionaires in U.S. history.

Learn more at https://www.blackunicornfactory.com

Media Contact:info@blackunicornfactory.com(310) 362-6999 ext 589

JOHN STEWART
BLACK UNICORN FACTORY
+ +1 310-362-6999
email us here

Legal Disclaimer:

EIN Presswire provides this news content "as is" without warranty of any kind. We do not accept any responsibility or liability for the accuracy, content, images, videos, licenses, completeness, legality, or reliability of the information contained in this article. If you have any complaints or copyright issues related to this article, kindly contact the author above.